Exhibit 6

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 24, 2020, between the República Oriental del Uruguay (the “Republic”) and The Bank of New York Mellon, as trustee (the “Trustee”), to the indenture, dated as of October 27, 2015, between the Republic and the Trustee (the “Original Indenture”).

WHEREAS, on January 23, 2019 and October 2, 2019 the Republic issued 4.375% bonds due 2031 (the “Bonds”) pursuant to the Original Indenture;

WHEREAS, Sections 7.1 and 11.1(iv) of the Original Indenture provide that the Republic and the Trustee may from time to time and at any time enter into indentures supplemental to the Original Indenture to effect any Modification to the Debt Securities of any Series for the purpose of curing any ambiguity or curing, correcting or supplementing any defective provision in the Debt Securities of that Series without the vote or consent of any Holder of Debt Securities of such Series;

WHEREAS, the Republic has requested that the Trustee join in the execution of this Supplemental Indenture to effect a Modification of the Bonds as described herein;

WHEREAS, the Republic has duly authorized the execution and delivery of this Supplemental Indenture to amend the Bonds as set forth herein; and

WHEREAS, all things necessary have been done to make this Supplemental Indenture a valid agreement of the Republic in accordance with its terms.

NOW THEREFORE:

In consideration of the premises, each of the Republic and the Trustee mutually covenant and agree, for the equal and proportionate benefit of all Holders from time to time of the Bonds, as follows:

SECTION 1. For the purpose of this Supplemental Indenture, all terms used herein, unless otherwise defined, shall have the meaning assigned to them in the Original Indenture.

SECTION 2. Section 3(c) of the Bonds is hereby amended by inserting the following definition at the end of such section:

“Primary Treasury Dealer” means a primary United States government securities dealer in New York City.

SECTION 3. This Supplemental Indenture and the Modification contained herein shall be effective when executed by the parties hereto.

SECTION 4. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York; provided, however, that all matters governing the Republic’s authorization and execution of this Supplemental Indenture shall in all cases be governed by and construed in accordance with the laws of the Republic. Sections 9.7 and 9.9 of the Original Indenture shall apply mutatis mutandis to this Supplemental Indenture.

SECTION 5. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original regardless of whether delivered in physical or electronic form; but such counterparts shall together constitute but one and the same instrument.

SECTION 6. The Original Indenture, as amended and supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Original Indenture in the manner and to the extent herein and therein provided; provided that the provisions of this Supplemental Indenture apply solely with respect to the Bonds and no other series of Debt Securities.

SECTION 7. All of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like effect as if set forth herein in full. The recitals contained herein shall be taken as the statements of the Republic, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed on the date first written above.

THE BANK OF NEW YORK MELLON, not in its individual capacity but solely as Trustee

By:	/s/ Teresa H. Wyszomierski
Name:	Teresa H. Wyszomierski
Title:	Vice President

REPÚBLICA ORIENTAL DEL URUGUAY

By:	/s/ Azucena Arbeleche
Name:	Azucena Arbeleche
Title: Minister of Economy and Finance, República Oriental del Uruguay

[Signature Page to Supplemental Indenture]